Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the securities of FrontView REIT, Inc. (the “Company,” “we,” “us,” and “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of our charter (our “charter”) and our amended and restated bylaws (our “bylaws”), each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and to the Maryland General Corporation Law (the “MGCL”). Our common stock, $0.01 par value per share (the “Common Stock”), is the only class of our securities registered under Section 12 of the Exchange Act. Copies of our charter and bylaws have been filed as exhibits to the Annual Report on Form 10-K to which this “Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934” is an exhibit.

General

Our charter provides that we may issue up to 450,000,000 shares of Common Stock and up to 50,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). As of March 17, 2025, we had 17,290,663 shares of Common Stock issued and outstanding. A majority of our entire board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. We have no shares of Preferred Stock outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of the stockholders’ status as stockholders.

A majority of our entire board of directors has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue. Further, our charter authorizes our board of directors to classify or reclassify any unissued shares of our Common Stock or Preferred Stock into one or more classes or series of stock, and to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each such class or series. Thus, our board of directors could authorize the issuance of shares of Common Stock or Preferred Stock with terms that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our Common Stock or that holders of our Common Stock otherwise believe to be in their best interests.

Common Stock

All of our outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of our Common Stock are entitled to receive distributions when, as and if authorized by our board of directors and declared by us out of assets legally available therefor. Common stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including any shares of Preferred Stock we may issue, and to the provisions of our charter regarding restrictions on ownership and transfer of our stock.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, each outstanding share of Common Stock entitles the holder thereof to one vote on all matters on which the stockholders are entitled to vote, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will vote together as a single class and will possess the exclusive voting power on all matters submitted to a vote of holders of shares of our Common Stock. There is no cumulative voting in the election of our directors, which means that the stockholders entitled to cast a majority of the votes of the outstanding shares of our Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors are elected by a plurality of all the votes cast in the election of directors. Under a plurality voting standard, directors who receive the greatest number of votes cast in their favor are elected to the board of directors.

Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our Company and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any such classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as otherwise provided in our charter, shares of our Common Stock will have equal dividend, liquidation and other rights.

Under Maryland law and our charter, we generally cannot dissolve, amend our charter, merge, transfer all or substantially all of our assets, convert into another form of entity, engage in a statutory share exchange or engage in a similar transaction unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Preferred Stock

Our charter provides that our board of directors has the authority, without action by our stockholders, to classify, designate and issue shares of Preferred Stock in one or more classes or series and to fix the designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of any class or series of Preferred Stock.

Restrictions on Ownership and Transfer

In order for us to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly or through certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be taxed as a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and qualifying as a REIT, among other reasons. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% of the value or number of shares, whichever is more restrictive, of our outstanding shares of Common Stock or more than 9.8% of the value of the aggregate of the outstanding shares of capital stock, in each case excluding any shares of our stock that are not treated as outstanding for U.S. federal income tax purposes, unless they receive an exemption (prospectively or retroactively) from our board of directors. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our Common Stock or capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our Common Stock or our Preferred Stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% in value or in number of shares, whichever is more restrictive of the outstanding shares of our Common Stock or 9.8% in value of the aggregate of the outstanding shares of our capital stock, and thereby violate the applicable ownership limit.

Our charter provides that our board of directors, subject to certain limits, upon receipt of a request that complies with the requirements of our charter may retroactively or prospectively exempt a person from any or all of the ownership limits and establish a different limit on ownership for such person. As a condition of the exception, our board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our board of directors, as it may deem necessary or advisable in order to determine or ensure our status as a REIT. Notwithstanding the receipt of any ruling or opinion, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

Our board of directors may increase or decrease any or all of the ownership limits for one or more persons and increase or decrease any or all of the ownership limits for all other persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock by any such person (other than by a previously exempted person) will violate the ownership limits. Our board of directors may not increase or decrease any ownership limit if the new ownership limits would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

Our charter further prohibits:

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 any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

•

 any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or would have owned shares of our stock that resulted in a transfer to a trust pursuant to provisions in our charter must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The ownership limits and other restrictions on ownership and transfer of our stock described above will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT or that compliance with any such restriction is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or other event that would cause a change in the beneficial or constructive ownership of our stock would (i) result in any person violating any of the ownership limits described above or such other ownership limit established by our board of directors, (ii) result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or (iii) otherwise cause us to fail to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void and of no force or effect, regardless of any action or inaction by the board of directors, and the intended transferee will acquire no rights in the shares. Notwithstanding the foregoing, if any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, if the event causing the transfer to the trust involved a gift or devise, the Market Price (as defined in our charter), of the shares at the time of such devise or gift) and (ii) the Market Price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable to the trustee by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner.

If we do not exercise our right to purchase the shares held in the trust, the trustee must sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock within 20 days of receiving notice from us of the transfer of shares to the trust. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in trust, the Market Price of the shares on the day of the event causing the transfer of the trust) and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary. In addition, if, prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole and absolute discretion:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and
•	recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner actually or beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we may request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual, beneficial owner or constructive owner must provide us such information as we may request in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above or a statement that we will furnish a full statement about the restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for our Common Stock that our stockholders believe to be in their best interest.

Our Board of Directors

Under our charter and bylaws, the number of directors of our Company may be established, increased or decreased only by a majority of our entire board of directors, but may not be fewer than the minimum number required under the MGCL (which is one) nor, unless our bylaws are amended, more than 13. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Removal of Directors

Our charter provides that, subject to the rights, if any, of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, a director may be removed, only for cause (as defined in our charter), by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

Stockholder Voting

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, each outstanding share of Common Stock entitles the holder thereof to one vote on all matters on which holders of Common Stock are entitled to vote, including the election of directors.

Business Combinations

Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10.0% or more of the voting power of the corporation’s outstanding voting stock; or
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 an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10.0% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•

 two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder with whom or with whose affiliate the business combination is to be affected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the MGCL, our board of directors has by resolution exempted business combinations between us and any of our present or future stockholders. Our charter provides that our board of directors may not revoke, alter or amend such resolution or otherwise adopt any resolution that is inconsistent with a prior resolution exempting any business combination, without the affirmative vote of a majority of all the votes cast on the matter by stockholders entitled to vote generally in the election of directors. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and any other person.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved at a meeting of stockholders called for the purpose of considering such voting rights, by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares of stock entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares of stock are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares of stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions of our stock by any person and this provision of our bylaws cannot be amended without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions which provide for:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
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 a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors (whether or not they constitute a quorum) and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; or

•	a majority requirement for the calling of a special meeting of stockholders.

We have elected in our charter to be subject to the Subtitle 8 provision which provides that vacancies on our board of directors may be filled only by the remaining directors (whether or not they constitute a quorum) and that a director elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the directorship and until his or her successor is duly elected and qualifies. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to the provision of Subtitle 8 that permits our board of directors to classify itself. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (i) vest in our board of directors the exclusive power to fix the number of directors and (ii) require, unless called by the Chairman of the Board, our Chief Executive Officer or President or our board of directors, the request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders.

Amendments to Our Charter and Bylaws

Under the MGCL and our charter, we generally cannot amend our charter unless declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue. Our board of directors may also amend our charter to change our name or make certain other ministerial changes without stockholder approval.

Our board of directors has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. In addition, to the extent permitted by law or as otherwise provided in our bylaws, the stockholders may adopt, alter or repeal any provision of our bylaws if approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Meetings of Stockholders

Under our bylaws and pursuant to Maryland law, annual meetings of stockholders will be held each year at a date and at the time and place determined by our board of directors. Special meetings of stockholders may be called by our board of directors, the Chairman of the Board or our Chief Executive Officer or President. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders to act on any matter must be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting that have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail or deliver the notice of the special meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the meeting may be made only:

•	pursuant to our notice of the meeting;
•	by or at the direction of our board of directors; or
•

 by a stockholder who was a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving of notice by the stockholder as provided for in our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, our bylaws provide that only the business specified in our notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

•	by or at the direction of our board of directors;
•

 provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving of the notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors and our stockholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The restrictions on ownership and transfer of our stock, our election to be subject to the provision of Subtitle 8 vesting in our board of directors the exclusive power to fill vacancies on our board of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our Company.

Further, a majority of our entire board of directors has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares. As a result, our board of directors could authorize the issuance of shares of our Common Stock or another class or series of stock, including a class or series of Preferred Stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without stockholder approval unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our Common Stock or Preferred Stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

Our charter and bylaws also provide that the number of our directors may be established only by our board of directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for holders of our Common Stock or otherwise be in the best interest of our stockholders.

No Stockholder Rights Plan

We do not currently have a stockholder rights plan, and our bylaws provide that we may not adopt a stockholder rights plan in the future without (i) the approval of our stockholders by a majority of the votes cast on the matter or (ii) ratification from our stockholders by a majority of the votes cast on the matter within 12 months of adoption of the plan if the board of directors determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, and any action or proceeding asserting any Internal Corporate Claim, including without limitation: (i) any derivative action or proceeding brought on our behalf, (ii) any claim, or any action or proceeding asserting a claim, based on an alleged breach of any duty owed by any director or officer or other employee of ours to us or to our stockholders; or (iii) any claim, or any action or proceeding asserting a claim, against us or any director or officer or other employee of ours arising under or pursuant to any provision of the MGCL, our charter or our bylaws; or (b) any action or proceeding asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine. These exclusive forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for any action or proceeding asserting claims arising under the Securities Act, including all causes of action asserted against any defendant to such action or proceeding. Although our bylaws contain the exclusive forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty by the director or officer that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or are threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•

 a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification for:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or
•

 any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, trustee, member, manager, partner, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of such person’s service in that capacity.

The rights to indemnification and advance of expenses provided by our charter vest immediately upon election of a director or officer. Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the U.S. Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require that, subject to certain conditions, we will indemnify each director and officer to the fullest extent permitted by law against any and all liabilities and expenses to which they may become subject by reason of their service as a director, officer, employee, or agent of our Company, and that we will advance to each director and officer all related expenses incurred by each director or officer in defense of any claim or proceeding without any preliminary determination of the director’s or officer’s entitlement to indemnification; provided, that any amounts advanced will be reimbursed to us by the indemnified director or officer if it is ultimately determined that they did not meet the standard of conduct necessary for indemnification. The indemnification agreements also require that we use reasonable best efforts to acquire directors’ and officers’ liability insurance covering our directors and officers on terms and conditions deemed appropriate by our board of directors. Each indemnification agreement may only be amended by the mutual written agreement of our Company and the director or officer party thereto.

In addition to the indemnification agreements described above, we have also purchased and maintain directors’ and officers’ liability insurance that insures both us and our directors and officers against exposure and liability normally insured against under such policies, including exposure to liabilities of the type addressed by the indemnity provisions described above.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interest to continue to be qualified as a REIT.

Transfer Agent and Registrar

Our transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, LLC.